CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report dated July 26, 2001, accompanying the financial statements of Insynq, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Seattle, Washington
February 25, 2002